Exhibit 99

NET Holdings Management, LLC
Consolidated Financial Statements
December 31, 2014 and 2013

Independent Auditor’s Report
To Management of NET Holdings Management, LLC
We have audited the accompanying consolidated financial statements of NET Holdings Management, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, of changes in equity and of cash flows for the years then ended.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NET Holdings Management, LLC and its subsidiaries (the “Company”) at December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 30, 2015

NET Holdings Management, LLC
Consolidated Balance Sheets (in thousands)
December 31, 2014 and 2013

	2014	2013

Assets
Current assets
Cash and cash equivalents	$ 1,877	$ 11,391
Margin deposits	1,392	3,710
Accounts receivable	79,116	60,826
Other receivables	—	3,010
Prepaid expenses and other current assets	1,209	617
Assets from risk management activities	15,808	6,450
Total current assets	99,402	86,004
Property, plant and equipment, net	789,224	426,036
Assets from risk management activities	2,510	4,384
Goodwill	41,953	41,953
Other long term assets	18,868	21,946
Total assets	$ 951,957	$ 580,323
Liabilities and Equity
Current liabilities
Current portion of long-term debt	$ 1,112	$ 1,043
Margin payable	1,832	—
Accounts payable	105,050	73,722
Accrued liabilities	3,433	470
Deferred revenue - current	536	752
Liabilities from risk management activities	17,469	8,935
Total current liabilities	129,432	84,922
Notes payable and long-term debt	574,318	252,009
Other long-term liabilities	7,424	6,754
Liabilities from risk management activities	34,659	373
Total liabilities	745,833	344,058
Commitments and contingencies (Note 10)
Members’ equity
NET Holdings Management, LLC members' equity	210,818	236,717
Noncontrolling interest	(4,694)	(452)
Total equity	206,124	236,265
Total liabilities and equity	$ 951,957	$ 580,323

The accompanying notes are an integral part of these consolidated financial statements.

NET Holdings Management, LLC
Consolidated Statements of Income (in thousands)
Years Ended December 31, 2014 and 2013

	2014	2013

Revenues
Sales of natural gas, natural gas liquids, and other	$ 997,713	$ 795,419
Natural gas reservation and transportation	32,414	20,142
Total revenues	1,030,127	815,561
Costs and expenses
Purchases of natural gas	950,799	771,503
Transportation and other fees	20,124	11,158
Operating, general and administrative	16,941	11,684
Depreciation expense	13,272	9,984
Impairment of fixed assets	8,712	—
Total costs and expenses	1,009,848	804,329
Operating income	20,279	11,232
Interest expense	11,359	5,480
Amortization of debt issuance costs	2,917	693
Unrealized loss on interest rate hedges	36,077	1,204
Income (loss) before income taxes	(30,074)	3,855
Income tax expense	67	72
Net income (loss)	(30,141)	3,783
Net loss attributable to noncontrolling interest	(4,242)	(452)
Net income (loss) attributable to controlling interest	$ (25,899)	$ 4,235

The accompanying notes are an integral part of these consolidated financial statements.

NET Holdings Management, LLC
Consolidated Statements of Changes in Equity (in thousands)
Years Ended December 31, 2014 and 2013

	Members’	Non-controlling	Total Members’
	Equity	Interest	Equity

Balances at December 31, 2012 (Restated)	$ 232,482	$—	$ 232,482
Net income (loss)	4,235	(452)	3,783
Balances at December 31, 2013	236,717	(452)	236,265
Net loss	(25,899)	(4,242)	(30,141)
Balances at December 31, 2014	$ 210,818	$ (4,694)	$ 206,124

The accompanying notes are an integral part of these consolidated financial statements.

NET Holdings Management, LLC
Consolidated Statements of Cash Flows (in thousands)
Years Ended December 31, 2014 and 2013

	2014	2013
Cash flows from operating activities
Net income (loss)	$ (30,141)	$ 3,783
Adjustments to reconcile net income to net cash provided by
operating activities
Depreciation	13,272	9,984
Amortization of debt issue costs	2,917	692
Asset Impairment	8,712	—
Unrealized (gain) loss on commodity derivatives	(540)	2,758
Unrealized loss on interest rate hedges	36,077	1,205
Changes in operating assets and liabilities
Margin Deposits	4,150	360
Accounts receivable	(17,443)	42,719
Prepaid expenses and other assets	(430)	(294)
Other receivables	3,010	(2,909)
Accounts payable	15,216	(39,726)
Accrued liabilities	128	(1,669)
Other long-term liabilities	(642)	(3,253)
Net cash provided by operating activities	34,286	13,650
Cash flows from investing activities
Proceeds from disposition of property, plant and equipment	832	—
Purchase of property, plant and equipment	(367,009)	(119,183)
Net cash used in investing activities	(366,177)	(119,183)
Cash flows from financing activities
Payments of notes payable	(1,153)	(980)
Proceeds from long-term borrowings under NETHM credit facility	—	60,970
Repayments of long-term borrowings under NETHM credit facility	(6,070)	—
Proceeds from NET Mexico credit facility, net of fees	329,600	58,827
Debt issuance costs paid	—	(2,241)
Net cash provided by financing activities	322,377	116,576
Net change in cash and cash equivalents	(9,514)	11,043
Cash and cash equivalents
Beginning of year	11,391	348
End of year	$ 1,877	$ 11,391
Supplemental disclosures of cash flow information
Cash paid for interest	$ 12,534	$ 5,953
Cash paid for income taxes, net	38	97
Noncash additions in accounts payable and accrued liabilities	19,841	(3,251)
Noncash PP&E refunds in accounts receivable	(847)	—

The accompanying notes are an integral part of these consolidated financial statements.

NET Holdings Management, LLC
Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated)
December 31, 2014 and 2013

1.	Organization and Nature of Operations

NET Holdings Management, LLC (“NETHM” or the “Company”) began operations via predecessor entities in 1996. The Company was formed on March 7, 2007, and owns, manages and operates seven natural gas pipeline systems located principally in south Texas. The Company is owned 20% by Dearing Holdings, LP; 20% by Gutierrez Holdings, LP; 10% by Mission Pipeline Midstream, Inc., a Texas Subchapter S corporation which is owned 50% by Dearing Holdings, LP and 50% by Gutierrez Holdings, LP; and 50% by NET Investment Company, LLC, a wholly owned subsidiary of ArcLight Energy Partners Fund III, LP.
The Company, operating as NET Midstream, provides a broad spectrum of midstream natural gas products and services including intrastate natural gas transportation, gathering, marketing, treating, dehydration, and processing services to producers and wholesale end users. The Company has eight operating subsidiaries:

•
NET Mexico Pipeline Partners, LLC (“NET Mexico”) - NET Mexico is a Texas limited liability company formed on May 17, 2013, to construct, own, and operate a natural gas transmission system located in South Texas, which transports natural gas from production areas in South Texas to the US/Mexico border and other customers located in South Texas.

NET Mexico is owned 90% by NET Mexico Pipeline, LP the Managing Member, and 10% by MGI Enterprises US LLC (“MGI”), a Member and indirect wholly owned subsidiary of Pemex Gas y Petroquimica Basica, (“PGPB”) , which in turn is a subsidiary of the Mexican state-owned petroleum company Petroleos Mexicanos (“PEMEX”). NET Mexico Pipeline, LP is owned 100% by NET Holdings Management, LLC (“NETHM”). NET Mexico’s principle customer and anchor shipper is MexGas Supply, S.L. (“MGS” or the “Shipper”), also an indirect, wholly owned subsidiary of PGPB and PEMEX.

NET Mexico was placed in service on December 1, 2014 and is classified as an intrastate pipeline within the state of Texas. The Pipeline consists of the following components: (i) a 3 mile header system of high and low pressure 20” and 36” diameter pipelines which interconnect with nine interstate and intrastate pipeline systems located near Aqua Dulce, Texas (the “Header”); (ii) a compressor station with 50,000 hp of compression on the In-Service Date, increasing to 100,000 hp of compression by December 1, 2015 (the “Compressor Station”; together with the Header, the “Agua Dulce Hub”); (iii) a 120 mile 42” diameter mainline system (with a 48” diameter border crossing) interconnecting the Agua Dulce Hub with the US/Mexico Border; and (iv) by December 2015 and beyond, a number of lateral pipeline systems which will interconnect the mainline with various natural gas processing plants as well as other customers in South Texas.

On December 1, 2014 NET Mexico began service under a 20-year, firm natural gas transportation agreement (the “TSA”) with MGS. Pursuant to the TSA, NET Mexico provides MGS with 1 Bcf/day of firm natural gas transportation capacity through November 30, 2015, increasing to 2.1 Bcf/day of capacity beginning on December 1, 2015. The TSA provides for the receipt of natural gas at the Agua Dulce Hub in Nueces County, Texas and delivery to an interconnection point with the Los Ramones natural gas pipeline system (owned and operated by Gasoductos Del Norteste) at the US/Mexico border near Rio Grande City, Texas. In exchange for this transportation service, MGS provides NET Mexico with contractually fixed, “ship-or-pay” reservation payments for the duration of the agreement. In addition to the reservation charges, the TSA provides for volume-based payments from MGS over the 20 year life of the contract.

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013

•
Eagle Ford Midstream, LP (“EFM”) - EFM owns and operates a natural gas transportation pipeline system in the Eagle Ford Shale located in south Texas. The 150-mile system was developed to connect gas processing plants and producers to downstream interstate and intrastate gas markets. The first phase of the pipeline went into service in September 2011 and delivers gas to LaSalle Pipeline and Transco’s McMullen Lateral. The second phase, which commenced initial operation in December 2012, and was fully operational in the second quarter of 2013, is a 105-mile, 30-inch diameter extension that receives volumes from the tailgate of the Western Gas Partners’ Brasada processing plant in LaSalle County with deliveries to interstate and intrastate gas pipelines at the Agua Dulce Hub. The second phase is anchored by a long-term, gas transportation agreement with an affiliate of Anadarko Petroleum Corporation.

•
Monument Pipeline, LP (“MON”) - MON is a 150-mile gathering and transportation pipeline that extends from Enstor’s Katy Hub to the Houston Ship Channel. MON serves residential customers in south Houston and industrial markets along the Houston Ship Channel. The southern portion of the pipeline gathers production in Brazoria, Ford Bend and Galveston Counties.

•
LaSalle Pipeline, LP (“LSP”) - LSP is a 52-mile pipeline system that delivers gas to a 202 MW natural gas fired power generation facility owned by the South Texas Electrical Cooperative (“STEC”). LSP receives its gas supply from EFM as well as from Transco’s McMullen Lateral.

•	South Shore Pipeline (“SSPL”) - SSPL is a 30-mile pipeline that has been the exclusive gas supplier of the City of Corpus Christi in Nueces County, Texas since 2001.

•	Mission Valley Pipeline (“MVPL”) - MVPL is located in Victoria County, Texas, and provides full requirements natural gas service to a 185MW generation facility owned by STEC.

•	Mission Natural Gas Company, LP (“MNGC”) - MNGC is located in West Feliciana Parish, Louisiana and is interconnected with, and supplies natural gas to, a barge terminal operator.

•
National Energy & Trade, LP (“NET”) - NET markets natural gas on behalf of the Company’s pipeline customers, providing gas supply for power plants and municipalities as well as marketing gas produced by shippers on the Company’s pipelines. NET also markets natural gas throughout the United States and owns transportation capacity on a variety of interstate and intrastate natural gas pipelines.

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013

2.	Summary of Significant Accounting Policies

Basis of Presentation
The accompanying consolidated financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to the current period presentation. These reclassifications did not have an impact on our financial position, results of operations, or cash flows.
Accounts Receivable
The Company’s accounts receivable balance relates primarily to sales of natural gas. The Company reviews the credit quality of potential customers prior to entering into sales transactions. The allowance for doubtful accounts is determined through specific identification of uncollectible accounts. The Company has an allowance for doubtful accounts related to a customer dispute of $678 and $568 as of December 31, 2014 and 2013, respectively.
Allocation of Profits and Losses
Profits and losses of the Company are allocated among the members based on their respective ownership percentages.
Cash and Cash Equivalents
Cash and cash equivalents include cash and money market funds. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
Debt Issuance Costs
Expenses incurred with the issuance of outstanding long-term debt are capitalized and amortized over the terms of the debt issued, using the straight-line method, which approximates the effective interest method. Debt issuance costs are recorded within other long term assets within the consolidated balance sheets.
Deferred Revenues
Amounts billed in advance of the period in which the service is rendered or product is delivered are recorded as deferred revenue.
Risk Management Activities
The Company uses derivative instruments to manage exposure to market risks from changes in certain commodity prices and interest rates and does not hold or issue derivative instruments for speculative or trading purposes. These derivative instruments are not designated as accounting hedges and changes in their fair values are recognized in the related revenue and expense line items on the statements of income.
Derivatives used in risk management activities are reflected on the consolidated balance sheets at their fair values and are classified as either current or noncurrent assets or liabilities based on their contract settlement date. The Company characterizes its commodity derivative instruments as either financial derivatives or physical forwards. Financial derivatives include fixed swaps, basis swaps and options, which are utilized to manage the risk associated with changes in commodity prices inherent in the Company’s marketing activities. Physical forwards represent contracts to buy or sell physical natural gas at a future date.
Effective January 1, 2014, the Company applied the Normal Purchase Normal Sale election to certain derivative contracts, which exempts qualifying contracts from fair value accounting and are instead accounted for using traditional accrual accounting.
Pursuant to the terms of NET Mexico’s Credit Agreement described in Note 7, the Company has entered into long-term, float-for-fixed interest rate swap agreements to hedge its exposure to changes in interest rates, which are recorded at fair value in the statement of financial position. The swaps were not designated as cash flow hedges and changes in the fair value of the swaps are recognized as interest expense in the period

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013 in which they occurred.
Margin
Margin deposits constitute funds held on account with the Company’s financial clearinghouses as security for its outstanding derivative instruments. Margin payables constitute funds advanced by the financial clearinghouses to collateralize outstanding derivative instruments purchased on credit.
Fair Value of Financial Instruments
The estimated fair values of the Company’s financial instruments have been determined using available market information and appropriate valuation methodologies. Accordingly, the estimates are not necessarily indicative of the amounts that the Company can realize in a current-market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. Cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values, given their short maturities. Assets and liabilities from risk management activities are stated at market value, which approximate their respective fair values. See Note 4 for additional information on the fair value of the Company’s financial instruments.
Goodwill
Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets acquired and liabilities assumed. Goodwill is tested for impairment at the reporting unit level at least annually, as of December 31, or more frequently when events occur and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Accounting requirements provide that an entity may perform an optional qualitative assessment on an annual basis to determine whether events occurred or circumstances changed that would more likely than not reduce the fair value of a reporting unit below its carrying amount. If an initial qualitative assessment identifies that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or the optional qualitative assessment is not performed, a quantitative analysis is performed under a two-step impairment test to measure whether the fair value of the reporting unit is less than its carrying amount. If based upon a quantitative analysis the fair value of the reporting unit is less than its carrying amount, including goodwill, the Company performs an analysis of the fair value of all the assets and liabilities of the reporting unit. If the implied fair value of the reporting unit's goodwill is determined to be less than its carrying amount, an impairment loss is recognized for the difference. The Company did not record any loss related to goodwill impairment for the years ended December 31, 2014 or 2013.

Income Taxes
Income tax expense is primarily applicable to the Company’s state obligations under the Revised Texas Franchise Tax. The Company is not subject to federal income tax and the Company’s members are individually responsible for paying federal income taxes on their share of the Company’s taxable income.
Office and Computer Equipment
Office and computer equipment are recorded at cost. Expenditures for additions, improvements, and other enhancements are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When office and computer equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations.
Office and computer equipment are depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets. The Company’s estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of the assets. All office and computer equipment assets are estimated to have a five year economic useful life.
Pipeline Facilities
Pipeline facilities are recorded at cost. Expenditures for additions, improvements, and other enhancements are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013 are charged to expense as incurred. When pipeline facility assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Interest costs incurred during the construction of an asset are capitalized as part of the pipeline facilities over the duration of the period activities are performed to get the asset ready for its intended use. Interest costs of $5.8 million and $1.4 million were capitalized as part of the pipeline facilities for the years ended December 31, 2014 and 2013, respectively.
The pipeline facilities are depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets. The Company’s estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of the assets. All pipeline facilities are assumed to have a range of 20 to 30 year useful economic life.
Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. The Company recognizes impairment losses when estimated future cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount.
Revenue Recognition
Revenues from the transportation and gathering of natural gas, reservation of pipeline capacity, natural gas demand payments, sales of natural gas, and sales of natural gas liquids are recognized when either the service is performed or upon physical delivery and passage of title to the customer. The Company’s commodity derivatives are accounted for on a mark-to-market basis with unrealized gains and losses recognized in the statement of income in each business period.
Use of Estimates
The preparation of a consolidated financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from these estimates.
Noncontrolling Interests
Noncontrolling interests represent the outstanding ownership interests in our consolidated subsidiaries that are not wholly owned by the Company. In our accompanying consolidated income statements, the noncontrolling interest in the net income (or loss) of our consolidated subsidiaries is shown as an allocation of our consolidated net income and is presented separately as “Net income (loss) attributable to noncontrolling interests.” In our accompanying consolidated balance sheets, noncontrolling interests represents the ownership interests in our consolidated subsidiaries’ net assets held by parties other than us.
New Accounting Pronouncements
There are no accounting standards which have been issued but are not yet effective that will have a material impact on the Company’s financial statements if adopted.
Subsequent Events
The Company has performed an evaluation of subsequent events through April 30, 2015, which is the date that the financial statements were available to be issued.

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013

3.	Assets and Liabilities From Risk Management Activities

The following table summarizes the fair market values of commodity related derivatives which qualify for derivative treatment used in risk management activities at December 31, 2014 and 2013:

	Derivative Assets		Derivative Liabilities
	December 31, 2014		December 31, 2014
Derivatives	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value

Physical Forward	Assets from risk-management activities - current	$426	Liabilities from risk-management activities - current	$301
	Assets from risk-management activities - non current	$322	Liabilities from risk-management activities - non current	$—

Financial Derivatives	Assets from risk-management activities - current	$15,382	Liabilities from risk-management activities - current	$16,251
	Assets from risk-management activities - non current	$—	Liabilities from risk-management activities - non current	$2

	Derivative Assets		Derivative Liabilities
	December 31, 2013		December 31, 2013
Derivatives	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value

Physical Forward	Assets from risk-management activities - current	$3,464	Liabilities from risk-management activities - current	$2,158
	Assets from risk-management activities - non current	$698	Liabilities from risk-management activities - non current	$—

Financial Derivatives	Assets from risk-management activities - current	$2,985	Liabilities from risk-management activities - current	$6,008
	Assets from risk-management activities - non current	$11	Liabilities from risk-management activities - non current	$157

Unrealized gains and (losses) from commodity related derivatives included within the consolidated statements of income were $0.5 million and ($2.8) million for the years ended December 31, 2014 and 2013, respectively.

At December 31, 2014, physical forward contracts include sales volume commitments, stated in millions of British thermal units (MMBtu), of; 5,512,500 MMBtu for 2015; 2,590,000 MMBtu for 2016; and 900,000 MMBtu for 2017; and 824,600 MMBtu of purchase volume commitments for 2014.

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013

The following table summarizes the fair market values of the Company’s interest rate swap agreements at December 31, 2014 and 2013:

	Derivative Assets		Derivative Liabilities
	December 31, 2014		December 31, 2014
Derivatives	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value

Interest Rate Hedges	Assets from risk-management activities - current	$—	Liabilities from risk-management activities - current	$917
	Assets from risk-management activities - non current	$2,188	Liabilities from risk-management activities - non current	$34,657

	Derivative Assets		Derivative Liabilities
	December 31, 2013		December 31, 2013
Derivatives	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value

Interest Rate Hedges	Assets from risk-management activities - current	$—	Liabilities from risk-management activities - current	$769
	Assets from risk-management activities - non current	$3,676	Liabilities from risk-management activities - non current	$216

4.	Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. A three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value, is as follows:

•
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Included in this level are our broker-cleared natural gas commodity derivative contracts.

•
Level 2: Quoted prices in markets that are not active, or valuations based on pricing models with inputs derived from observable market data, either directly or indirectly, for substantially the full term of the asset or liability. Included in this level are our over the counter natural gas commodity derivative contracts and those natural gas physical forward contracts that are valued using primarily inputs that are derived from observable market data.

•
Level 3: Measured based on prices or valuation models that require at least one input that is both significant to the fair value measurement and unobservable. Unobservable inputs are based on the best information available in the circumstances, which might include the Company’s own data. Included in this level are certain natural gas physical forward contracts which are calculated using both observable market data and unobservable data compiled by the Company.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The determination of the fair values, stated below, takes into account the market for the Company’s financial assets and liabilities, the associated credit risk and other factors as required. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013

The following tables summarize the valuation of the Company’s financial assets and liabilities as of December 31, 2014 and 2013, respectively:

				Assets
				(Liabilities) at
				Fair Value
	Level 1	Level 2	Level 3	Total
Assets
Financial derivatives	$—	$15,382	$—	$15,382
Physical forwards		748		748
Interest rate hedges		2,188		2,188
Total assets	$—	$18,318	$—	$18,318
Liabilities
Financial derivatives	$—	$16,253	$—	$16,253
Physical forwards		301		301
Interest rate hedges		35,574		35,574
Total liabilities	$—	$52,128	$—	$52,128

				Assets
				(Liabilities) at
				Fair Value
	Level 1	Level 2	Level 3	Total
Assets
Financial derivatives	$2,996	$—	$—	$2,996
Physical forwards	—	4,117	45	4,162
Interest rate hedges	—	3,676	—	3,676
Total assets	$2,996	$7,793	$45	$10,834
Liabilities
Financial derivatives	$(5,916)	$(249)	$—	$(6,165)
Physical forwards	—	(2,158)	—	(2,158)
Interest rate hedges	—	(769)	(216)	(985)
Total liabilities	$(5,916)	$(3,176)	$(216)	$(9,308)
The table below sets forth a reconciliation of the Company’s financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2014:

Derivatives

Balance of Level 3 at December 31, 2013	$(171)
Purchases	—
Total gains or losses (realized/unrealized)	171
Balance of Level 3 at December 31, 2014	$—

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013

5.	Property, Plant, and Equipment, net

Major categories of the Company’s property, plant, and equipment were as follows at December 31, 2014 and 2013:

	2014	2013

Pipeline facilities	$839,883	$465,899
Office and computer equipment	1,705	1,541
	841,588	467,440
Less: Accumulated depreciation	(52,364)	(41,404)
	$789,224	$426,036
In August 2014, the Company completed a sale of its Mission Pipeline system located in Hidalgo County, Texas for proceeds of $0.6 million. Prior to the sale, the Company recognized an impairment charge of approximately $8.7 million, reflecting the net book value of the assets less the sale price.

6.	Accrued Liabilities

Accrued liabilities consist of the following at December 31, 2014 and 2013:

	2014	2013

Professional fees	$243	$19
Construction related accruals	2,835	—
Other	355	450
Total accrued liabilities	$3,433	$470

7.	Financing

A summary of notes payable and long-term debt at December 31, 2014 and 2013 is as follows:

	2014	2013

NET Mexico credit facility - non-recourse	$405,800	$76,200
NETHM credit facility	142,900	148,970
LSP note payable - non-recourse	25,165	26,207
EFM note payable	1,565	1,675
	575,430	253,052
Less: Current portion	(1,112)	(1,043)
Long-term debt less current portion	$574,318	$252,009

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013

NET Mexico Credit Facility
On December 6, 2013, NET Mexico entered into a Credit Agreement with a syndicate of eight banks, led by The Bank of Toyko-Mitsubishi UFJ, LTD. (“BTMUFJ”) as Coordinating Lead Arranger and Administrative Agent (the “Credit Agreement”) with Credit Agricole Corporate and Investment Bank, BBVA Securities Inc., ING Capital LLC, Natixis, New York Branch, Norddeutsche Landesbank Girozentrale, New York Branch, Royal Bank of Canada Capital Markets, and Santander Bank, N.A. also participating. The loan commitments consist of a Construction Loan Commitment of up to $604 million (the “Construction Loan”) and a Letter of Credit Commitment providing for the issuance of letters of credit up to $60 million. The Construction Loan may be utilized to construct a portion of the Project, pay transaction fees and expenses, and reimburse NETHM for certain costs incurred to develop the Pipeline. As of December 31, 2014 outstanding borrowings and letters of credit issued under the Credit Agreement were $405.8 million and $7.7 million, respectively. As of December 31, 2013 outstanding borrowings and letters of credit issued under the Credit Agreement were $76.2 million and $54.1 million, respectively.
The Credit Agreement includes provisions that require the Construction Loans to be converted to a term loan (the “Term Loan”) in conjunction with the Company meeting certain conditions precedent as detailed in the Credit Agreement (the “Term Loan Conversion”). The Construction Loan matures on the earlier of the Term Loan Conversion or March 31, 2016. The Term Loan matures on the earlier of March 31, 2022 or the sixth anniversary of the Term Loan Conversion.
The Credit Agreement is collateralized by substantially all of NET Mexico’s assets, future revenues, and its members equity, and is nonrecourse to the Company and all of its other subsidiaries. The debt obligations are subject to certain restrictive covenants that, among other things, limit NET Mexico’s ability to incur additional indebtedness, release funds from reserve accounts, make distributions, create liens, and enter into any transaction of merger or consolidation. In addition, NET Mexico has provided general indemnities and tax indemnities in favor of the parties to the debt obligations for any losses incurred, as defined. At December 31, 2014, NET Mexico was in compliance with their debt covenants.
Interest is determined, at the Company’s election, by reference to (a) the Alternate Base Rate which is the greater of (1) the prime rate, (2) the federal funds rate plus 0.50%, and (3) the one month London InterBank Offered Rate (“LIBOR”) rate plus 1.0%, plus an applicable margin, or (b) the Euro Dollar rate, which is the Adjusted LIBOR, plus an applicable margin. The Credit Agreement also provides for a quarterly commitment fee charged on the average daily unused amount of loan commitments of 0.5%. The effective interest rate was 2.7% and 2.6% as of December 31, 2014 and 2013, respectively.
In connection with the issuance of the Credit Agreement, NETHM, its owners, and certain lenders executed an agreement whereby NETHM would contribute equity to NET Mexico up to a maximum of $67.1 million (the “Equity Commitment”). The Equity Commitment is used to pay construction costs on a pro rata basis with the Construction Loan. For the years ended December 31, 2014 and 2013, NETHM made contributions related to this Equity Commitment of $27.9 million and $17.1 million, respectively.

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013

NETHM Credit Facility
On June 22, 2012, NETHM entered into a five-year fully committed $200 million secured credit facility with an accordion feature that allows for a maximum borrowing up to $250 million (the “Credit Facility”). The Credit Facility is a syndicated facility co-led by Wells Fargo Bank, N.A. and Citibank, N.A., with Amegy Bank National Association, Branch Banking and Trust Company, Capital One, National Association, IBERIABANK, SANTANDER Bank, N.A., Trustmark National Bank, and Encore Bank, N.A. also participating. The Credit Facility is collateralized by substantially all the assets of the Company, except for the assets of LaSalle Pipeline, LP, which are pledged under the Notes Payable and the assets of NET Mexico Pipeline Partners, LLC, which are pledged under the Credit Agreement described above. Under the Credit Facility, the Company is required to maintain certain financial covenants, including an interest coverage ratio and a leverage ratio. The Company was in compliance with these covenants at December 31, 2014.
The Credit Facility provides for the issuance of letters of credit up to $25 million. Fees and interest are based on outstanding letters of credit and loans and determined by pre-established amounts which vary in relation to the Company’s leverage ratio. The Company also pays a fee on the unutilized amount of the commitment. Interest on loans is calculated using LIBOR index rates plus an applicable margin. The effective interest rate was 3.3% and 3.4% as of December 31, 2014 and 2013, respectively.
At December 31, 2014 and 2013, there was $142.9 million and $149.0 million of outstanding indebtedness under the Credit Facility and the Previous Credit Facility, respectively. Outstanding letters of credit were $2.0 million and $1.4 million as of December 31, 2014 and 2013, respectively.

LSP Note Payable
On December 18, 2009, LSP entered into a 19 year, $30 million note purchase agreement with The Prudential Insurance Company of America and United of Omaha Life Insurance Company (the “Notes Payable”). The Notes Payable is collateralized by substantially all of LSP’s assets and future revenues, and is nonrecourse to the Company and all of its other subsidiaries. The Notes Payable have a fixed coupon rate of 6.30% and the principal amortizes quarterly over the term of the agreement. At December 31, 2014 and 2013, respectively, LSP had $25.2 million and $26.2 million of outstanding indebtedness under the Notes Payable. The fair market value of debt at December 31, 2014 was $28.6 million, which was determined using observable market yields for similar debt instruments (Level 2).
The Notes Payable include provisions that require LSP to post certain collateral over the life of the agreement. This provision can be met either through cash on deposit in a restricted debt service account with a third party bank, Deutsche Bank Trust Company Americas, or by posting a letter of credit for the required amount. The form of collateral is at the option of LSP. At December 31, 2014 and 2013, LaSalle met the requirement of this provision through a letter of credit in the amount of $1.4 million.
The terms of the Notes Payable require LSP to maintain a certain debt service coverage ratio. LSP was in compliance with this covenant as of December 31, 2014.

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013

Future Scheduled principal payments on the LSP note payable are as follows:

Period Ending December 31,
2015	$1,112
2016	1,186
2017	1,267
2018	1,354
2019	1,449
2020 and thereafter	18,797
$25,165

EFM Note Payable
In October 2013, EFM entered into a $1.7 million note payable to finance the purchase of a natural gas treating facility (the “EFM Note”). The note does not have a stipulated maturity date or coupon rate, and is repayable in monthly installments based on the receipt of certain natural gas volumes multiplied by a fixed rate. The EFM Note is classified as long-term debt as of December 31, 2014 and 2013 on the basis of this variability. At December 31, 2014 and 2013, EFM had $1.6 million and $1.7 million of outstanding indebtedness under the EFM Note, respectively. The book value of the Note Payable at December 31, 2014 approximates its fair value.

8.	Defined Contribution Plan

Effective March 1, 2005, NET and Monument established a defined contribution plan (the “Plan”). All NET and Monument employees are eligible to participate in the Plan upon date of hire. Vesting in the Plan is based on years of service with a participant becoming fully vested after four years of service. NET and Monument match 100% of a participant’s payroll contribution into the Plan, with such match not to exceed 5% of the participant’s salary. For the years ended December 31, 2014 and 2013, NET and Monument contributed $158 and $307, respectively.

9.	Concentrations of Risk

Credit Risk
We are subject to the risk of loss on our financial instruments that we would incur as a result of nonperformance by counterparties. The Company maintains a credit policy which minimizes overall credit risk. The credit policy includes the evaluation of potential counterparties’ financial condition, including reviews of financial statements and credit ratings, and the use of standardized agreements for the purpose of netting positive and negative exposures with a single counterparty. The Company does not expect any material adverse effect with respect to counterparty nonperformance.
At December 31, 2014 and 2013, the Company had demand deposits in banking institutions that exceeded the Federal Deposit Insurance Corporation (“FDIC”) insurance amount. Cash equivalents include money market funds that are not considered deposits of a bank and are not insured by the FDIC.
Major Customers
For the years ended December 31, 2014 and 2013, 13% and 10% of the Company’s sales for the year were to one customer, with which the Company had a netting agreement in place, respectively. The netting agreement gives the Company the contractual right to offset the settlement of sales with purchases made from this customer. Net sales to this customer were below 10% of the Company’s sales for 2014 and 2013.

NET Holdings Management, LLC Notes to Consolidated Financial Statements (all numbers presented in thousands except where otherwise stated) December 31, 2014 and 2013

Major Suppliers
For the year ended December 31, 2014, 22% of the Company’s purchases for the year were from two suppliers, with which the Company had netting agreements in place. The netting agreements give the Company the contractual right to offset the settlement of purchases with sales made to these suppliers. Net purchases from these suppliers were each below 10% of the Company’s purchases for 2014. In 2013, no single supplier exceeded 10% of the Company’s purchases.

10.	Commitments and Contingencies

The Company is subject to a variety of federal, state and local environmental laws and regulations. The Company believes that its operations comply, in all material respects, with all applicable federal, state and local environmental laws and regulations.
The Company may become party to various legal actions that arise in the normal course of business. In addition, the Company is subject to audit by tax authorities in various federal, state, and local tax jurisdictions. It is not possible to determine the ultimate liabilities, if any, that the Company may incur resulting from any lawsuits, claims and proceedings, audits, commitments and contingencies and related matters or the timing of such liabilities, if any.
Commitments for Construction
The Company’s future capital commitments are comprised of binding commitments under purchase orders for materials ordered but not received and firm commitments under binding construction service agreements. The commitments as of December 31, 2014, were approximately $12.8 million, all of which are expected to be settled in 2015.
Operating Leases
The Company leases certain rights of way, office space and other facilities and equipment under operating leases. Certain lease agreements have escalating payments over the life of the lease. Rent expense is recognized on a straight line basis over the life of the lease for these arrangements. Certain lease agreements contain provisions that allow credits to monthly rent payments for any leasehold improvements made by the Company. These credits are recognized in the period incurred. Future minimum payments are as follows:

Period Ending December 31,
2015	$492
2016	431
2017	222
2018	197
2019 and thereafter	3,118
Rental expense for operating leases for the years ended December 31, 2014 and 2013 was $719 and $521, respectively.